Exhibit 3.2
Number 481805
Certificate of Incorporation
I hereby certify that
GLOBAL INDEMNITY PUBLIC LIMITED COMPANY
is this day incorporated under
the Companies Acts 1963 to 2009,
and that the company is limited.
Given under my hand at Dublin, this
Tuesday, the 9th day of March, 2010
for Registrar of Companies